Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Dollar Financial Corp. 2007 Equity Incentive Plan and to the incorporation by reference therein of our report dated September 12, 2007, with respect to the consolidated financial statements and schedules of Dollar Financial Corp. included in its Annual Report (Form 10-K) for the year ended June 30, 2007, and the effectiveness of internal control over financial reporting of Dollar Financial Corp., filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Ernst & Young

Philadelphia, Pennsylvania
November 16, 2007